BRIAN L. DAVIDOFF (SBN 102654)
BDavidoff@GreenbergGlusker.com
JEFFREY A. KRIEGER (SBN 156535)
JKrieger@GreenbergGlusker.com
CLAIRE E. SHIN (SBN 249492)
CShin@GreenbergGlusker.com
GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590
Telephone: 310.553.3610
Fax: 310.553.0687

General Bankruptcy Attorneys for
Debtor and Debtor in Possession

CHANGES MADE BY COURT

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

LOS ANGELES DIVISION

In re: IMAGING3, INC., Debtor.	Case No. 2:12-bk-41206-NB Chapter 11 **FINDINGS OF FACT AND CONCLUSIONS OF LAW RE ORDER CONFIRMING DEBTOR'S FIRST AMENDED CHAPTER 11 PLAN OF REORGANIZATION DATED MARCH 5, 2013, AS MODIFIED** Confirmation Hearing Date: May 21-22, 2013 Time: 2:00 p.m., 9:30 a.m. Crtrm: 1545 255 E. Temple Street Los Angeles, CA 90012

The *Debtor's First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013* [Docket No. 222] (as modified, and as may be further modified, the "Plan"), having been filed with this Court by Imaging3, Inc., the debtor and debtor in possession (the "Debtor") in the above-referenced Chapter 11 case (the "Case") (modified Plan filed with a redline on April 30, 2013 as Exhibit "1" to the *Debtor's Motion for Order Confirming Debtor's First Amended Chapter 11 Plan Dated March 5, 2013 as Modified* [Docket No. 313] ("Motion" or

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"Confirmation Brief")); and the Court having entered, pursuant to Sections 105(a), 1123(a), 1124, 1125, 1126 and 1128 of title 11 of the United States Code, §§ 101-1532 (the "Bankruptcy Code") and Rules 2002, 3016, 3017, 3018, 3020 and 9006(c) of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), and Rules 3017-1, 3018-1 and 3020-1 of the Local Bankruptcy Rules of the United States Bankruptcy Court for the Central District of California (the "Local Rules"), an *Order Approving and Authorizing Debtor's First Amended Disclosure Statement* Dated March 5, 2013 *And Setting Confirmation Hearing and Related Procedures and Deadlines* [Docket No. 260] (the "Disclosure Statement Order" or "Confirmation Procedure Order"), dated March 22, 2013; and upon the (i) Debtor's Confirmation Brief; (ii) Declarations of Brad M. Cashion, Lee Petillon and Dean Janes and exhibits thereto submitted in support of the Confirmation Brief and in connection with the hearings held on May 21, 2013 and May 22, 2013 to consider confirmation of the Plan (the "Confirmation Hearing"); (iii) additional pleadings filed in support of the confirmation of the Plan, including the *Statement of Position of Gemini Lenders on Confirmation of Chapter 11 Plan in Lieu of Appearance* [Docket No. 342], *Debtor's Omnibus Reply to John M. Vuksich, Jules S. Zeman and Kevin Osterberg's Oppositions to Debtor's Motion for Order Confirming Debtor's First Amended Chapter 11 Plan Dated March 5, 2013 as Modified* [Docket No. 336](the "Reply"), *Omnibus Declaration of Dean Janes* [Docket No. 337], and *Declaration of Brad M. Cashion* [Docket 338]; (iv) the presentations of counsel and witness testimonies made at the Confirmation Hearing; and (v) the *Analysis of Ballots for Accepting or Rejecting Debtor's Chapter 11 Plan Dated March 5, 2013 (as Modified) and Declaration of Kaitlin Woodson in Support Thereof* [Docket No. 349] (the "Ballot Summary") regarding the tabulation of the Ballots (as the term is defined below),[1] and voting results with respect to the Plan, having considered the oppositions filed by John M. Vuksich ("Vuksich")[Docket Nos. 323, 348], Jules S. Zeman ("Zeman") and Kevin Osterberg ("Osterberg") [Docket No. 324] and Declarations of Tom Fishler together with exhibits [Docket Nos. 323-1, 348-1], and upon all of the proceedings had before the Court, and the Court having determined based upon all of the

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[1] Any capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in the Plan and the Confirmation Brief.

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foregoing that the Plan should be confirmed, as reflected by the Court's rulings made herein and on the record at the Confirmation Hearing, and upon the Court having found that due and proper notice has been given with respect to the Confirmation Hearing and the deadlines and procedures for filing objections to the Plan and votes to accept or reject the Plan, and such notice being sufficient under the circumstances and no further or other notice being required, and for the reasons stated in the tentative ruling for May 21, 2013, a true and correct copy of which is attached hereto as Exhibit "A", as amended and augmented by the oral findings of fact and conclusions of law stated on the record, and after due deliberation and sufficient cause appearing therefor, the Court hereby:

FINDS, DETERMINES AND CONCLUDES THAT:

Jurisdiction and Venue

A. Jurisdiction, Venue, Core Proceeding. This Court has jurisdiction over the Debtor's Case pursuant to 28 U.S.C. § 1334. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(L), and this Court has jurisdiction to enter a final order with respect thereto. The Debtor is an eligible debtor under Section 109 of the Bankruptcy Code. Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

Disclosure Statement Order

B. Disclosure Statement Order. On March 22, 2013, this Court entered the Disclosure Statement Order which, among other things: (a) approved the *Debtor's First Amended Disclosure Statement Dated March 5, 2013 Describing Chapter 11 Plan Dated March 5, 2013 Debtor's First Amended Chapter 11 Plan Dated March 5, 2013* [Doc No. 223] (the "Disclosure Statement") as containing adequate information within the meaning of Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017; (b) fixed April 5, 2013 as the deadline by which the Debtor was to serve copies of the Disclosure Statement (to creditors), the Court-approved summary of the Plan (the "Plan Summary"), notice of the Disclosure Statement Order, cover letter, to all creditors, equity holders, other parties in interest and the Office of the United States Trustee, and Ballots to those holders of claims entitled to vote on the Plan,; (c) fixed May 7, 2013 at 5:00 p.m. P.S.T. as the deadline by which holders of claims must submit Ballots; (d) fixed

April 30, 2013 as the deadline for Debtor to file its Confirmation Brief; (e) fixed May 7, 2013 as the deadline to file any objection to Confirmation of the Plan; (f) fixed May 14, 2013 as the deadline for the Debtor to file any reply to any filed objection to confirmation of the Plan; (g) fixed May 20, 2013 as the deadline for Debtor to file its Ballot Summary; and (h) fixed May 21, 2013 at 2:00 p.m. as the commencement time and date for the Confirmation Hearing.

Solicitation, Notice, Voting and Objections Received

C. Notice and Transmittal of Plan Packages. The Plan Summary, Disclosure Statement[2], Disclosure Statement Order, and, in the case of recipients that were entitled to vote on the Plan, the appropriate ballot for voting on the Plan in substantially the form of Official Form 14 (the "Ballots"), together with a Court-approved cover letter (the "Plan Package"), were transmitted and served in compliance with the Bankruptcy Rules (including Bankruptcy Rules 3017 and 3018), the Local Rules and the procedures set forth in the Disclosure Statement Order. The form of the Ballots adequately addressed the particular needs of the Case and was appropriate for the following classes which were entitled to vote on the Plan: Classes 1, 2, 3, 4, 5, 8, 9, 10 and 11 (collectively, the "Voting Classes"). The Debtor was not required to solicit acceptances or rejections of the Plan with respect to Classes 6, 7, 12 and 13, as, for the reasons set forth in the Disclosure Statement, Ballot Summary and Confirmation Brief, Classes 6 and 7 were unimpaired and deemed to accept the Plan, and Classes 12 and 13, though impaired, would retain no property under the Plan on the account of their interests, and were therefore deemed to reject the Plan. The transmittal and service of the Plan Package fully complied with the Disclosure Statement Order, was conducted in good faith, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws and regulations. The Debtor is entitled to, and shall receive, the protection of Section 1125(e) of the Bankruptcy Code, as set forth in further detail below.

D. Voting. As evidenced by the Ballot Summary, votes to accept or reject the Plan and the elections by the Voting Classes have been solicited and tabulated fairly, in good faith and

[2] Pursuant to a previous court order, the Disclosure Statement was sent to creditors only and interest holders were directed to the Debtor's website to obtain a copy.

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in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules.

E. Objections to the Plan. Vuksich filed his *Creditor's Opposition to Debtor's Motion for Order Confirming Debtor's First Amended Chapter 11 Plan Dated March 5, 2013 as Modified [Doc 313]* [Docket No. 323](the "Opposition") and *Declaration of Tom Fishler* [Docket No. 323-1] on May 7, 2013. Zeman and Osterberg filed their *Objections to Confirmation of Debtors' [sic] Plan* [Docket No. 324](the "O&Z Opposition") on May 7, 2013. In response to the Debtor's Reply, Vuksich filed additional oppositions and declaration, *Creditor's Objection to Declaration of Brad M. Cashion* [Doc 338] and *Declaration of Tom Fishler* [Docket No. 348-1] on May 17, 2013.

F. Appearance at the Confirmation Hearing. Brian L. Davidoff, Esq., Jeffrey A. Krieger, and Claire E. Shin, Esq. of Greenberg Glusker Fields Claman & Machtinger LLP ("Greenberg Glusker") appeared on behalf of the Debtor. Paul M. Vuksich, Esq. of the Law Offices of Paul M. Vuksich appeared on behalf of John M. Vuksich. R. David DiJulio, Esq. of DiJulio Law Group appeared on behalf of Julie M. Blair. Richard Girgado, Esq. of the Office of the County Counsel appeared on behalf of the Los Angeles County Tax Collector.

Compliance with the Requirements of Section 1129 of the Bankruptcy Code

G. Burden of Proof. The Debtor has met its burden of proving the elements of Sections 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard in this Court.

H. The Plan Satisfies Section 1129(a) of the Bankruptcy Code.

1. Section 1129(a)(1) of the Bankruptcy Code. The Plan satisfies each and every applicable requirement of the Bankruptcy Code, specifically including Sections 1122 and 1123.

i. Section 1123(a)(1) of the Bankruptcy Code. The Plan satisfies the requirements of Section 1123(a)(1) of the Bankruptcy Code in that Section II.C of the Plan, in accordance with Section 1122, designates classes of claims and interests, other than claims of a kind specified in Sections 507(a)(2) (Administrative Expense Claims) or 507(a)(8) (Priority Tax Claims) of the Bankruptcy Code. The Plan further complies with the requirements of Section

1122 of the Bankruptcy Code in that the Plan places claims or interests in a particular class only if such claims or interests are substantially similar to the other claims or interests of such class. The Debtor has represented to the Court that it believes that there are no allowable priority claims of the type referred to in Sections 507(a)(1), 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6), 507(a)(7), 507(a)(9), and 507(a)(10) of the Bankruptcy Code. In the event there shall be any such allowed claims, the Plan properly provides for them.

ii. Section 1123(a)(2) of the Bankruptcy Code. The Plan satisfies the requirements of Section 1123(a)(2) in that the Plan specifies the classes of claims that are not impaired under the Plan, and the treatment thereof. The Claims in Classes 6 and 7 are unimpaired under the Plan and the Plan so indicates.

iii. Section 1123(a)(3) of the Bankruptcy Code. The Plan complies with the requirements of Section 1123(a)(3) in that the Plan specifies the treatment of classes of claims that are impaired under the Plan, and the treatment thereof. The Claims in Classes 1, 2, 3, 4, 5, 8, 9, 10, 11, 12, and 13 are impaired under the Plan and the Plan so indicates.

iv. Section 1123(a)(4) of the Bankruptcy Code. The Plan complies with the requirements of Section 1123(a)(4) in that Section II.C. of the Plan provides the same treatment for each Claim or interest in each particular Class.

v. Section 1123(a)(5) of the Bankruptcy Code. . The Plan complies with Section 1123(a)(5). Section 1123(a)(5) requires that a plan provide adequate means for the plan's implementation. Section II.D of the Plan provides for the means for execution of the Plan including, without limitation, issuing New Common Stock under 11 U.S.C. § 1145 in exchange for and satisfaction of debt and cancelling all of the Old Common Stock and issuing New Common Stock in place thereof. The Debtor has proved that it holds or will hold sufficient funds to pay claims that are not converted into equity in the Reorganized Debtor.

vi. Section 1123(a)(6) of the Bankruptcy Code. The Plan complies with Section 1123(a)(6). Section 1123(a)(6) of the Bankruptcy Code requires that, with respect to a corporate debtor, a plan must contain a provision prohibiting the issuance of nonvoting equity securities, and providing for the appropriate distribution of power among the voting securities.

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Section II.D.7(a) of the Plan provides that the Debtor's organizational documents will be amended to state that the New Common Stock shall have voting rights, and the Reorganized Debtor shall not issue non-voting common stock. The Plan also provides that the Reorganized Debtor will not have different classes of securities possessing voting power.

vii. Section 1123(a)(7) of the Bankruptcy Code. The Plan complies with Section 1123(a)(7) in that the Plan provides that the board of directors of the Reorganized Debtor, as well as the officers of the Reorganized Debtor, will be appointed in accordance with the articles of incorporation and by-laws of the Reorganized Debtor. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtor has disclosed the identities and affiliations of the persons proposed to serve on the board of directors of the Reorganized Debtor, as well as those persons proposed to serve as officers of the Reorganized Debtor in Section II.D.8 of the Plan. The Debtor has also confirmed that to the extent any such director or officer is an "insider" under the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will be substantially similar to what was stated in the Notices of Setting Insider Compensation on file with the Office of the United States Trustee. Accordingly, the Plan provisions are consistent with the interest of creditors and with public policy regarding the selection of officers, directors or trustees.

viii. Section 1123(b)(1) of the Bankruptcy Code. Section 1123(b)(1) provides that a plan may impair or leave unimpaired any class of claims, secured or unsecured, or of interests. The Plan specifies which classes are impaired and which classes are unimpaired under the Plan and discusses the treatment of each class.

ix. Section 1123(b)(2) of the Bankruptcy Code. In compliance with Section 1123(b)(2), the Plan provides for the assumption and/or rejection of pre-petition executory contracts and/or leases not previously assumed or rejected, subject to the provisions of Section 365. Section III.A. of the Plan provides that the Debtor's unexpired lease with respect to its Burbank facility (headquarters) and all of its executory service contracts are assumed through the Plan, while the Claims Exchange Agreements with Cranshire Capital, L.P. and Freestone Advantage Partners, L.P. are rejected through the Plan and treated as Class 13 interests.

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x. Section 1123(b)(3) of the Bankruptcy Code. Section 1123(b)(3) states that a plan may (A) provide for the settlement or adjustment of any claim or interest belonging to the estate, or (B) the retention and enforcement of such claim by the representative of the estate appointed for such purpose.

(A) Pursuant to the Confirmation Procedure Order, the Debtor may object to any claims asserted against its Estate through June 21, 2013. The Court finds the Vuksich Litigation is resolved by the implementation of the Plan or will become moot upon consummation of the Plan.

(B) Furthermore, the Court finds that the Vuksich Litigation is a shareholder derivative suit that constitutes property of the Estate under Bankruptcy Code Section 541. As a debtor in possession, the Debtor has the exclusive right and sole authority to pursue the Vuksich Litigation and other claims of the Estate. In accordance with Section 1123(b)(3)(B) of the Bankruptcy Code, all assets and rights of the Debtor not compromised under the Plan, including the Vuksich Litigation, shall be retained and revested in the Debtor on the Effective Date.

xi. Section 1123(b)(4) of the Bankruptcy Code. Section 1123(b)(4) states that a plan may provide for the sale of all or substantially all of property of the estate and the distribution of proceeds among holders of claims or interests. This section of the Bankruptcy Code is inapplicable to the Debtor's Plan.

xii. Section 1123(b)(5) of the Bankruptcy Code. Section 1123(b)(5) provides that a plan may modify the rights of holders of secured claims or of holders of unsecured claims, or leave unaffected the rights of holders of any class of claims. Section II .C. of the Plan sets forth the modification of the rights of the secured and unsecured creditors (Classes 1 through 5, 8 through 10) and interest holders (Classes 11 through 13), and that it leaves unaffected the rights of the holders of claims in Classes 6 and 7.

xiii. Section 1123(b)(6) of the Bankruptcy Code. Section 1123(b)(5) specifies that the Plan may include any other provisions not inconsistent with the applicable provisions of Title 11. The Plan provides for retention of jurisdiction by this Court, among other

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things. The Court finds that all the Plan provisions are consistent with the applicable provisions of the Bankruptcy Code.

2. Section 1129(a)(2) of the Bankruptcy Code. The Debtor is qualified to file a plan of reorganization pursuant to Section 1121(a) of the Bankruptcy Code. Further, as reflected by this Court's entry of the Disclosure Statement Order, and as this Court finds that the Debtor's Plan Package was proper, and the Debtor has complied with Section 1125 of the Bankruptcy Code. Thus, as Debtor has satisfied the requirements of Sections 1121, 1125 and 1127, the Debtor has complied with Section 1129(a)(2) of the Bankruptcy Code.

3. Section 1129(a)(3) of the Bankruptcy Code. The Debtor has proposed the Plan (including all documents necessary to effectuate the Plan) in good faith and not by means forbidden by law, thereby satisfying Section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Case and the formulation of the Plan. The Debtor's good faith is evident from the facts and record of this Case, the Disclosure Statement and the record of the Confirmation Hearing and other proceedings held in this Case. The Plan was proposed with the legitimate purpose of maximizing the value of the Debtor's Estate and allowing the continuation of the Debtor's business to allow and/or enhance distributions to creditors and interest holders. Further, the Plan's classification, settlement provisions, releases and injunction provisions, ***as approved in the accompanying confirmation order***, have been negotiated in good faith and at arms' length, are consistent with Sections 105, 1122, 1123(b)(3)(A), 1123(b)(6), 1129 and 1142 of the Bankruptcy Code, and are each necessary for the Debtor's successful reorganization.

4. Section 1129(a)(4) of the Bankruptcy Code. Section 1129(a)(4) requires that any payment to be made by the Debtor for services or for costs and expenses in or in connection with the case, or in connection with the Plan and incident to the case, has been approved by, or is subject to the approval of, the court as reasonable. All such requests for payment of professional fee claims and applications for final allowance of compensation and reimbursement of expenses shall be subject to the authorization and approval of this Court.

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Professional persons or other entities requesting compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331, 503(b) and/or 1103 for services rendered prior to and including the Effective Date must file and serve on all parties entitled to notice thereof an application for final allowance of compensation and reimbursement of expenses in order to have allowed claims. All such requests for payment of professional fee claims and applications for final allowance of compensation and reimbursement of expenses will be subject to the authorization and approval of the Bankruptcy Court. Section III.C. of the Plan provides for the Court's retention of jurisdiction to determine requests for compensation and reimbursement of professional persons for the period on or before the Effective Date. Thus, all professional fee claims and expenses not previously approved by the Court will remain subject to the jurisdiction of the Court, and ultimately, the approval of the Court as reasonable.

5. Section 1129(a)(5) of the Bankruptcy Code. Section 1129(a)(5) requires that the proponent of a plan disclose the identity of any individual proposed to serve, after confirmation, as a director, officer or voting trustee, of the debtor, and the identity of any insider that will be employed or retained by the reorganized debtor, and the nature of any compensation for such insider. The appointment of any individual as a director shall be subject to such individual's consent. Section II.D.8 of the Plan fully discloses the identities and affiliations of the persons proposed to serve on the board of directors of the Reorganized Debtor, as well as those persons proposed to serve as officers of the Reorganized Debtor. The Debtor has indicated that there will be no substantial change in the nature of compensation for any insider officers retained by the Reorganized Debtor from what was stated in the Notices of Setting Insider Compensation on file with the Office of the United States Trustee. The retention of the Debtor's current management by the Reorganized Debtor is consistent with the interests of creditors and equity security holders and with public policy.

6. Section 1129(a)(6) of the Bankruptcy Code. Section 1129(a)(6) of the Bankruptcy Code is inapplicable to the Plan because no government or regulatory commission has jurisdiction over the rates of the Debtor.

7. Section 1129(a)(7) of the Bankruptcy Code. Section 1129(a)(7) requires

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that, as to each impaired class of claims or interests, the holder of a claim or interest of such class has either (a) accepted the Plan or (b) will receive or retain under the Plan property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under Chapter 7 on the Effective Date ***(the "best interests test")***. Classes 6 and 7 are unimpaired under the Plan and are conclusively deemed to have accepted the Plan. Classes 3, 4, 5, 8, 9 and 10 voted to accept the Plan. Accordingly, the best interests test need not be applied to Classes 3, 4, 5, 6, 7, 8, 9 and 10. Classes 1 and 2 abstained from voting, and are deemed to have rejected the Plan. Classes 11 voted to reject the Plan. The holders of Classes 12 and 13 interests, because they would retain no property under the Plan, are deemed to have rejected the Plan. The best interests test is thus applied to Classes 1, 2, 11, 12 and 13. Under the Plan, the secured claims of Classes 1 and 2 are paid in cash each in an amount not less than the amount they would receive in Chapter 7 liquidation. The Court, having found that the going-concern enterprise value of the Debtor's business is $4.8 million and the aggregate amount of claims against the Estate is approximately $5 million, finds that the Debtor's liquidation analysis is reasonable and that in a Chapter 7 liquidation there would likely be no funds available for distribution to equity security holders (Class 11) and other interest holders (Classes 12 and 13). The Court finds that under the Plan, all holders of Class 11 interests will get more under this Plan than they would receive in a Chapter 7 liquidation of the Debtor. The Court further finds that the holders of Classes 12 and 13 interests will not receive anything less under the Plan than what they would receive if the Debtor were liquidated under Chapter 7. Therefore, the Plan satisfies the "best interests of creditors test" under Section 1129(a)(7).

8. Section 1129(a)(8) of the Bankruptcy Code. The impaired classes under the Plan consist of Classes 1, 2, 3, 4, 5, 8, 9, 10, 11, 12 and 13. Classes 6 and 7 under the Plan are not impaired and therefore deemed to accept the Plan. As set forth in the Ballot Summary, the results of the voting are as follows:

Classes		**All (including late) Ballots**				
	Description	**# Accept**	**# Reject**	**Amount Accept**	**Amount Reject**	**Class Accept or Reject**
1	North Surgery Center -	-	-	-	-	Abstained

42024-00002/1928335.4

	Secured Claim (Impaired)					(Deemed to Reject)
2	Precision Forging Dies - Secured Claims (Impaired)	-	-	-	-	Abstained (Deemed to Reject)
3	Gemini Group - Secured Claims (Impaired)	3 (100%)	0 (0 %)	$1,048,032.66 (100%)	$0 (0 %)	Accept
4	Jeffrey K. Lee Group - Secured Claims (Impaired)	20 (100%)	0 (0%)	$142,450.00 (100%)	$0 (0 %)	Accept
5	Dane Medley - Secured Creditors (Impaired) (not including the Ballot submitted by Dane Medley)	7 (100%)	0 (0%)	$174,000.00 (100%)	$0 (0 %)	Accept
6	LA County Tax Collector- Secured Claim (Unimpaired)	N/A	N/A	N/A	N/A	Deemed to Accept
7	Kaiser Foundation Health Plan - Priority Unsecured Claim (Unimpaired)	N/A	N/A	N/A	N/A	Deemed to Accept
8	General Unsecured Claims (Impaired)	5 (62.5%)	3 (37.5%)	$208,943.61 (75.52%)	$67,739.00 (34.13%)	Accept
9	IRS - Unsecured Claim (Impaired)	1 (100%)	0 (0%)	$106,533.00 (100%)	$0 0%	Accept
10	Dean Janes - Unperfected Secured Claim (Impaired)	1 (100%)	0 (0%)	$359,938.00 (100%)	$0 0%	Accept
11	Common Stock Holder (Impaired)	N/A	N/A	79,355,042 shares (65.77%)	41,294,277 shares (34.23%)	Reject
12	Preferred Stock Holder (Impaired)	N/A	N/A	N/A	N/A	Deemed to Reject
13	Options and Warrant Holder (Impaired)	N/A	N/A	N/A	N/A	Deemed to Reject

The Plan, therefore, satisfies Section 1129(a)(8) of the Bankruptcy Code as to Classes 3, 4, 5, 6, 7, 8, 9, and 10.

9. Section 1129(a)(9) of the Bankruptcy Code.

i. Under subparagraph (A) of Section 1129(a)(9), a plan must provide that administrative claims and expenses entitled to priority under 11 U.S.C. § 507(a)(2) will receive, on the Effective Date, cash equal to the allowed amount of the claim unless the holder of the claim agrees to a different treatment. Section II.B.1 provides that priority claims other than priority tax claims would receive payment in cash and in full on the Effective Date, except the claim held by Greenberg Glusker Fields Claman & Machtinger LLP ("Greenberg Glusker") based

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upon the separate agreement between the Debtor and Greenberg Glusker. The Debtor has represented to the Court that it believes that there are no Claims against the Debtor or its Estate that arose by function of Section 507(a)(3).

ii. Subparagraph (B) of Section 1129(a)(9) requires that a plan must provide that, with respect to a class of claims of a kind specified in Sections 507(a)(1), 507(a)(4), 507(a)(5), 507(a)(6) or 507(a)(7) of the Bankruptcy Code, each holder of such a claim will receive, as of the Effective Date of the Plan, if the class has accepted the Plan, deferred cash payments of a value, or cash if such class has not accepted the Plan, equal to the allowed amount of such claim. The Debtor has represented to the Court that it believes that there are no allowable priority claims of the type referenced by Sections 507(a)(1), 507(a)(4), 507(a)(5), 507(a)(6), and 507(a)(7) of the Bankruptcy Code.

iii. Subparagraph (C) of Section 1129(a)(9) requires that a plan must provide that each holder of a priority tax claim as specified in Section 507(a)(8) will receive deferred cash payments, over a period not exceeding five years after the date of the order for relief, of a value, as of the Effective Date, equal to the allowed amount of such claim. Section II.B.2 of the Plan provides that the priority tax claims of the Internal Revenue Service ("IRS") and the CA State Board of Equalization ("Board") shall receive deferred cash payments equal to the allowed amount of such claim over a period not exceeding five years. The Plan further provides that any post-petition accounts payable of the Debtor incurred in the ordinary court of its business, which are not specifically addressed by the Plan, will be paid in the ordinary course of the business of the Reorganized Debtor after the Effective Date. As such, the Plan has satisfied all criteria under 11 U.S.C. § 1129(a)(9).

10. Section 1129(a)(10) of the Bankruptcy Code. Classes 3, 4, 5, 8, and 9 are impaired by the Plan and, without counting the votes of any insider, have voted to accept the Plan. Accordingly, the Plan satisfies Section 1129(a)(10) of the Bankruptcy Code as at least one class of impaired claims has accepted the Plan.

11. Section 1129(a)(11) of the Bankruptcy Code. The evidence proffered at the Confirmation Hearing and set forth in supporting declarations (a) is persuasive and credible,

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(b) has not been controverted by evidence, and (c) establishes that the Plan meets the requirements under any feasibility analysis because the Debtor will have on hand and/or be able to raise enough cash on the Effective Date or as soon thereafter as required to pay all the administrative and other priority claims and expenses which are entitled to be paid on such date or dates as provided in any agreements for deferral of payment, and there is a reasonable prospect of the Reorganized Debtor continuing in business and meeting the financial obligations set forth in and through the Plan. As such, the Plan satisfies the requirements of Section 1129(a)(11) of the Bankruptcy Code.

12. Section 1129(a)(12) of the Bankruptcy Code. All fees payable pursuant to 28 U.S.C. § 1930 due and payable through the Effective Date shall be paid by or on behalf of the Debtor on or before the Effective Date, and amounts due thereafter shall be paid by the Reorganized Debtor in the ordinary course of business until the entry of a final decree closing the case. Any deadline for filing claims in the case shall not apply to fees payable by the Reorganized Debtor pursuant to 28 U.S.C. § 1930.

13. Section 1129(a)(13) of the Bankruptcy Code. Section 1129(a)(13) requires that a plan must provide for the continuation or payment of retiree benefits as defined in 11 U.S.C. § 1114, at the level established in accordance with Section 1114. There are no retiree benefits required to be paid under the Plan and this provision is therefore inapplicable.

14. Section 1129(a)(14) of the Bankruptcy Code. The Debtor is not required by a judicial or administrative order, or by statute, to pay a domestic support obligation. Accordingly, Section 1129(a)(14) of the Bankruptcy Code is inapplicable to the Debtor.

15. Section 1129(a)(15) of the Bankruptcy Code. The Debtor is not an individual. Accordingly, Section 1129(a)(15) of the Bankruptcy Code is inapplicable to the Debtor.

I. The Plan complies with all of the applicable provisions of 11 U.S.C. § 1129(b). Section 1129(b) of the Bankruptcy Code provides for the confirmation of a plan over the objection of non-consenting classes ("cramdown") if all the subsections of 11 U.S.C. § 1129(a) are satisfied except for Section 1129(a)(8). All subsections of Section 1129(a), except subsection

GREENBERG GLUSKER FIELDS CLAMAN
& MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

(8), have been satisfied in this Case. The Court finds that the Plan (1) does not discriminate unfairly, and (2) is fair and equitable with respect to each class of claims or interests that is impaired under, and has not accepted, the Plan pursuant to 11 U.S.C. § 1129(b)(1).

i. With respect to the impaired Classes of secured claims that may have abstained from voting and therefore are deemed to have rejected the Plan, *i.e.*, Classes 1 and 2 (the North Surgery Center L.P. secured claim and the Precision Forging Dies secured claim, respectively), 11 U.S.C. § 1129(b)(2)(A) provides in relevant part that (i) the Plan must provide that the creditors retain their liens securing their claims to the extent of the allowed amount of such claims; and (ii) each creditor receive on account of such claim deferred cash payments totaling at least the allowed amount of such claim as of the effective date of at least the value of such creditor's interest in the estate's interest in such property. The Plan provides that both North Surgery Center L.P. and Precision Forging Dies retain their liens until they have received full payment and the Plan provides for the payment of 100% of their claims. Accordingly, the requirements of 11 U.S.C. § 1129(b)(2)(A) are satisfied.

ii. With respect to the impaired Classes of interests that have rejected, or are deemed to have rejected, the Plan, *i.e.*, Classes 11, 12 and 13, section 1129(b)(2)(C) of the Bankruptcy Code requires that (i) the Plan provide that each holder of an interest of such class receive or retain on account of such interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (ii) the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property. 11 U.S.C. § 1129(b)(2)(C).

iii. Class 12 and 13 interests are not entitled to any fixed liquidation preference or fixed redemption price on account of such interests. In addition, no class junior to Classes 12 and 13 interest holders will receive or retain any property on account of such junior interests. Dean Janes' shares of the preferred stock are not senior to the common stock. With respect to Class 11, no class junior to Class 11 will receive or retain any property on account of

GREENBERG GLUSKER FIELDS CLAMAN
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1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

such junior interests. Accordingly, the requirements of 11 U.S.C. § 1129(b)(2) are satisfied.

Plan Implementation

J. The Court, having considered the evidence provided by the Debtor and its expert witness, The Mentor Group, and oppositions filed by Vuksich with supporting declarations of Tom Fishler, and for the reasons set forth in the Court's tentative ruling attached hereto as Exhibit "A", having heard further testimony from The Mentor Group, and having made further findings as stated on the record, the Court finds that the enterprise value of the Debtor's business as of the Effective Date is $4.8 million. The Court further finds that this is the value only for the purposes of Plan confirmation and not for any other purposes.

K. The terms of the Plan and all exhibits and schedules thereto, and all other documents filed in connection with the Plan and/or executed or to be executed in connection with implementation of the Plan are hereby incorporated by reference, and constitute an integral part of this *Findings of Fact and Conclusions of Law Re Order Confirming Debtor's First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013, As Modified* and the Confirmation Order.

L. The Plan has been negotiated in good faith and at arm's length and, on and after the Effective Date, shall bind any holder of a claim or equity interest and such holder's respective successors and assigns, whether or not the claim or equity interest is impaired under the Plan, whether or not such holder has accepted the Plan and whether or not such holder is entitled to a distribution under the Plan. The Plan constitutes legal, valid, binding and authorized obligations of the respective parties thereto and will be enforceable in accordance with their terms.

M. Pursuant to Section 1142(a) of the Bankruptcy Code, the Plan will apply and be fully enforceable notwithstanding any otherwise applicable non-bankruptcy law.

N. The Plan complies with the applicable provisions of 11 U.S.C. § 1129(d). The Court finds that the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933 (15 U.S.C. § 77e) was and is not the principal purpose of the Plan and that the Plan does not violate any provisions of 11 U.S.C. § 1145 and relevant provisions of federal and state securities law.

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& MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

Executory Contracts and Unexpired Leases

O. The Debtor has exercised its sound business judgment in deciding to assume its unexpired lease with respect to its Burbank facility (headquarters) and all of its executory service contracts listed in the Plan, and to reject the Claims Exchange Agreements entered into with Cranshire Capital, L.P. and Freestone Advantage Partners, L.P., pursuant to the Plan. Each assumption or rejection of an executory contract or unexpired lease shall be legal, valid and binding upon all non-debtor counterparties to such executory contracts or unexpired leases, all to the same extent as if such assumption or rejection has been effectuated pursuant to an appropriate order of the Court before the date of the Confirmation Order under Section 365 of the Bankruptcy Code.

Other Findings

P. Retention of Jurisdiction. The Court may properly retain jurisdiction over the matters relating to this Case set forth in Section III.C. of the Plan and Section 1142 of the Bankruptcy Code.

Q. Vuksich Litigation. As set forth above, the Court finds ***and concludes*** that the Vuksich Litigation is a shareholder derivative action, consisting solely of derivative causes of action, filed by a shareholder on behalf of the Debtor for alleged injury to the corporation. The Court concludes that all of the causes of action asserted in the Vuksich Litigation are property of the Debtor's Estate and shall revest in the Reorganized Debtor on the Effective Date pursuant to 11 U.S.C. § 1123(b)(3)(B). Furthermore the Court finds ***and concludes*** that pursuant to the provisions of 11 U.S.C. § 1141(d)(1)(B) confirmation of the Plan terminates all rights and interests of the Debtor's pre-confirmation shareholders including Vuksich, which shareholders' rights and interests include the right or standing to derivatively assert causes of action which are property of the Debtor's Estate including but not limited to the Vuksich Litigation. Therefore, the Court finds ***and concludes*** that after the Effective Date, the plaintiffs in the Vuksich Litigation shall no longer have any right or standing to continue to prosecute the Vuksich Litigation, or to institute a new derivative shareholder action based on any events occurring prior to the confirmation of the Plan.

R. Discharge and Injunctive Provisions. The injunctive provisions contained in the Plan, as revised and proposed in the Confirmation Brief***, and as approved in the confirmation order,*** are necessary to, *inter alia*, facilitate Confirmation and feasibility of the Plan, to effectuate the Debtor's discharge injunction as provided in the Plan.

S. Exculpation Provisions. ***To the extent provided in the confirmation order and on the record at the confirmation hearing:*** The exculpation provisions contained in the Plan, as proposed in the Confirmation Brief and as revised at the Confirmation Hearing, are necessary to, *inter alia*, facilitate Confirmation and feasibility of the Plan and to minimize potential claims arising after the Effective Date for indemnity, reimbursement or contribution from the Reorganized Debtor. The Confirmation Order's approval of the Plan constitutes a *res judicata* determination of the matters included in the exculpation provisions of the Plan.

The Plan Satisfies Confirmation Requirements

T. Based on the foregoing, the Plan satisfies the requirements for confirmation set forth in Section 1129 of the Bankruptcy Code.

# # #

Date: July 9, 2013

Neil W. Bason
United States Bankruptcy Judge

GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

EXHIBIT "A"

United States Bankruptcy Court
Central District of California
Los Angeles
Judge Neil Bason, Presiding
Courtroom 1545 Calendar

Tuesday, May 21, 2013 **Hearing Room 1545**

2:00 PM
2:12-41206 Imaging3, Inc. **Chapter 11**

#4.00 Hrg re: Debtor's motion for order confirming debtor's First Amended Chapter 11 Plan dated March 5, 2013 as modified

Docket 313

Tentative Ruling:

Revised Tentative Ruling for 5/21/13:
Appearances required. The tentative ruling is to continue the motion (dkt. 313) for a relatively brief period, to be determined at the hearing on 5/21/13, for an evidentiary hearing to address the issues noted below. If you do not appear, and the matter is not adequately resolved by consent, then the court may rule against you.

(1) Disclosure Statement. As noted in the Court's order (dkt. 260 at 2:18-22) approving the disclosure statement, such approval is subject to any objections by creditors who were not served with a notice of the 3/12/13 hearing on the disclosure statement. Any such creditors may object to the disclosure statement under "same deadlines" as for objections to confirmation of the proposed plan. *Id.* at 9:3. The debtor has filed a proof of service of the Court-approved Plan Package (dkt. 293, 294) giving notice of such deadlines and procedures, and the Court is not aware of any such objections to the disclosure statement. Therefore the disclosure statement is approved on a final basis.

(2) Interlocutory Appeal. This Bankruptcy Court is aware that Mr. Vuksich has filed a motion for leave to appeal relating to the order denying his motion to dismiss this bankruptcy case. Mr. Vuksich has not argued, and this Bankruptcy Court is not aware of authority, that the motion for leave to appeal deprives this Bankruptcy Court of jurisdiction.

In addition, based on the most recent review of the District Court's docket (Case No. 13-cv-02340-BRO), there does not appear to be any stay of these proceedings. Accordingly, this Bankruptcy Court will address the merits

United States Bankruptcy Court
Central District of California
Los Angeles
Judge Neil Bason, Presiding
Courtroom 1545 Calendar

of the debtor's motion to confirm its proposed plan of reorganization.

(3) Objections to confirmation and related documents. Objections have been filed by Mr. Vuksich (dkt. 323) and Messrs. Osterber and Zeman (dkt. 324). The former objection is supported by the declaration of Mr. Fishler (dkt. 323, Ex. 1).

The debtor has filed an omnibus reply to these objections (dkt. 336) supported by declarations of its chairman and CEO Mr. Janes (dkt. 337) and its valuation expert and managing director of The Mentor Group ("Mentor") Mr. Cashion (dkt. 338). The debtor has also filed evidentiary objections to Mr. Fishler's declaration (dkt. 335).

Mr. Vuksich has recently filed what amount to a sur-reply papers including an objection to Mr. Cashion's declaration which includes an additional declaration of Mr. Fishler (dkt. 348) and an opposition to the employment of Mr. Petillon (or his firm), who is the debtor's declarant (dkt. 315) regarding the debtor's ability to raise the additional capital needed to fund its business operations, including the FDA approval application process, and sustain its projected growth (dkt. 347). The Gemini lenders have filed a statement (dkt. 342) in support of confirmation of the debtor's proposed plan.

(4) Valuation background. Valuation of the debtor is important. If the debtor is insolvent then stockholders might not be entitled to any distribution under the Bankruptcy Code's priority scheme. On the other hand if the debtor is very valuable then stockholders not only would be entitled to the excess of present value (if the debtor were sold today) but also would be entitled to future appreciation (if the debtor were not sold but instead were maintained as a going concern).

The debtor's plan proposes to distribute to existing stockholders an estimated 5% of new equity in the reorganized debtor (dkt. 222). Stockholders have not accepted the proposed plan by the requisite majority (dkt. 349 & 11 U.S.C. 1126(d)) and therefore are deemed to have rejected the plan, so the Court must evaluate the debtor's request for "cramdown" and in particular whether the proposed plan is "fair and equitable" under 11 U.S.C. 1129(b), including whether the valuation is fair.

Valuation is difficult. On the one hand there are reasons to doubt whether the debtor has substantial - or any - value for stockholders. The debtor has twice had its applications rejected by the Food and Drug

United States Bankruptcy Court
Central District of California
Los Angeles
Judge Neil Bason, Presiding
Courtroom 1545 Calendar

Tuesday, May 21, 2013 **Hearing Room 1545**

2:00 PM
CONT... Imaging3, Inc. Chapter 11

Administration (the "FDA"), and its monthly operating reports ("MORs") (*e.g.*, dkt. 344) show that it continues to have operating losses in the tens of thousands of dollars or more each month and is heavily dependent on continued investment until it can finish developing its purported breakthrough technology and then derive sufficient profits from that technology.

On the other hand the debtor appears to have represented to investors that it is close to overcoming these obstacles and that with a few hundred thousand dollars of additional investment and between a few months and a couple of years it is confident that it can obtain FDA approval, bring its technology to market, and revolutionize the diagnostic imaging equipment market. The debtor's technology, if it lives up to the debtor's expectations, appears to be a "game changer" that would be cheap enough (relative to existing CT technology), advanced enough (with real-time 3D imaging), versatile enough (being mobile, using regular electric current, and having numerous practical applications) that it could rapidly take over a substantial portion of the medical imaging market.

The debtor's own web page and feasibility projections support this scenario, except that the feasibility projections assume a relatively slow entry into the market despite the apparently revolutionary nature of the technology. The primary basis for that assumption appears to be that it would be difficult for the debtor to increase its manufacturing rapidly, although there is no meaningful discussion in the debtor's papers of alternatives such as licensing and subcontracting to existing medical equipment manufacturers.

(5) Evidentiary issues. The tentative ruling is to sustain in part and overrule in part (a) the evidentiary objections of the debtor (dkt. 335) to Mr. Fishler's declaration (dkt. 348 Ex. A) and (b) the evidentiary objections of Mr. Vuksich (dkt. 348) to Mr. Cashion's declaration (dkt. 338). In the following discussion the Court is mindful of the standards that are generally applicable to purported experts. *See generally Daubert v. Merrell Dow Pharmaceuticals, Inc.*, 509 U.S. 579 (1993).

The debtor objects (dkt. 335 passim) that Mr. Fishler is not qualified (FRE 104(a), 702) because he has "no education or experience in the field of business valuation," and that his opinions lack foundation (FRE 702, 703) because he has not shown that they are "the product of reliable principles and methods," and has not shown that any such principles and methods have

United States Bankruptcy Court
Central District of California
Los Angeles
Judge Neil Bason, Presiding
Courtroom 1545 Calendar

been reliably applied "to the facts of the case." The debtor is correct that Mr. Fishler has not established his qualifications to provide an expert opinion as to valuation, but on several narrower issues he has established sufficient expertise to challenge the assumptions that underlie the valuation by the debtor's expert, Mr. Cashion/Mentor.

Mentor's valuation relies in large part on the debtor's projections regarding the market demand, manufacturing capacity, pricing, and market share. In addition, both Mr. Cashion specifically and Mentor more generally have not established that they are experts in those areas.

In contrast, although Mr. Fishler's expertise in the diagnostic imaging equipment market is not as strong as it could be - being derived indirectly through sales and account management for power distribution and conditioning systems for such equipment - nevertheless that exposure appears to have given him sufficient knowledge about the manufacturing practices and capacities and pricing and cost structures for such equipment, at least for purposes of challenging the assumptions on which the Mentor valuation is based.

Specifically, Mr. Fishler appears to have sufficient expertise as to the likely market demand and pricing to support his projected sales of 300, 500, 800 and then 1,000 units per year, and his projected sales prices of $750,000 per unit for the first two years and $600,000 per unit thereafter. Although Mr. Fishler has not established sufficient expertise to opine as to the proper multipliers to translate these figures into valuation based on gross sales (dkt. 323, Ex. A, top of p. 6), that does not matter in the present context because the sales volume and pricing figures are sufficient to overcome the assumptions underlying the debtor's evidence of valuation. In other words, the evidence presented by Mr. Vuksich appears sufficient to shift the burden back to the debtor to support its valuation and to establish that its plan is fair and equitable.

As to Mr. Fishler's valuation based on gross margin, the tentative ruling is to sustain the debtor's evidentiary objections. Mr. Fishler's declaration is vague about whether he has sufficient experience to state what gross margin is typical in the particular circumstances presented.

United States Bankruptcy Court
Central District of California
Los Angeles
Judge Neil Bason, Presiding
Courtroom 1545 Calendar

Tuesday, May 21, 2013 **Hearing Room 1545**

2:00 PM
CONT... Imaging3, Inc. Chapter 11

On other valuation issues, although Mr. Fishler's declaration does not sufficiently establish his expertise, that is not critical because argument alone is sufficient to call into question some of the debtor's assumptions or lend additional support to Mr. Fishler's opinions. For example, the Mentor valuation relies on an assumed 50/50 chance of approval by the FDA of the debtor's technology, but that is insufficiently supported. It also legitimate for Mr. Fishler to point out (dkt. 323 Ex. A at 7) that his valuation does not include various possible revenue streams from other sources, such as service contracts and new markets.

The debtor points out that if Mr. Fishler's valuations were accurate then the publicly traded securities for the debtor might have been expected to reflect a greater market capitalization. But Mr. Vuksich (dkt. 323) and the other objecting parties (dkt. 324) have pointed to a long list of possible misstatements, lack of information, or possible wrongdoing by the debtor that may have chilled the market.

The tentative ruling is to continue the motion for plan confirmation (dkt. 313) for the debtor to present additional evidence as to valuation, and for an evidentiary hearing on that issue.

(6) Feasibility. The debtor's evidence of feasibility is thin. The declaration of Mr. Janes (dkt. 314, Ex. 3) includes fairly detailed financial projections, but those projections are not supported by any substantial discussion of the chances of FDA approval, or pricing, margins, sales volume, manufacturing challenges and alternatives, and the other issues that necessarily underly such projections.

In addition, Mr. Janes states, "I strongly believe that the Company will be able to continue to raise and inject additional capital" sufficient for its business and regulatory needs (dkt. 314 at 4:25-28) but presumably the willingness of potential investors to invest in the reorganized debtor will depend in large part on those same issues. Again, such information is not provided, and instead Mr. Janes' statement is only supported by his expectation that the reorganized debtor will be more successful at raising capital, his representation that over the past six months the debtor has "consistently raised an approximate average of $50,000 per month" (id. at 5:7-8), and the declaration of Mr. Petillon that he "believe[s] that the Company will be able to continue to raise additional capital needed" and will be "more

United States Bankruptcy Court
Central District of California
Los Angeles
Judge Neil Bason, Presiding
Courtroom 1545 Calendar

Tuesday, May 21, 2013 **Hearing Room 1545**

2:00 PM
CONT... Imaging3, Inc. Chapter 11

successful in its fundraising efforts after it emerges from bankruptcy" (dkt. 315 at 2:26-3:3).

The tentative ruling is to continue the motion for plan confirmation (dkt. 313) for the debtor to present additional evidence as to feasibility. 11 U.S.C. 1129(a)(11).

(7) Protections from liability, and scope of discharge and injunction. The tentative ruling is not to approve the full scope of the suggested language to be included in a confirmation order that would protect various persons from liability and implement the discharge and the discharge injunction. *See Motion* (dkt. 313) at 12:22-13:6 and 32:19-33:7. Although such language is represented as an implementation of 11 U.S.C. 1125(e) and 1141, the proposed language appears to go beyond those statutory predicates.

That said, the tentative ruling is also to overrule Mr. Vuksich' objection (dkt. 323 at 7:9-24) that claims will be discharged only to a very limited extent and in very limited circumstances. Neither party has briefed the current law in the Ninth Circuit regarding the scope of the debtor's discharge, but in general the Court's recollection is that it may include derivative actions, it may cover officers, agents and similar persons, and it may not include third parties, at least absent a voluntary waiver by any persons holding direct claims against those third parties.

The tentative ruling is to approve a modified version of the language requested in the motion, to be discussed at the hearing on 5/21/13. Alternatively, if the debtor continues to seek more expansive language, then the tentative ruling is to set a briefing schedule and address these issues again at a continued hearing.

(8) Challenges to claims. Mr. Vuksich's objection (dkt. 323 at 7:25-8:12) includes what amount to purported objections to the claims asserted by the Gemini lenders and the Lee lenders. Those objections are neither procedurally proper nor timely for this confirmation hearing, and the tentative ruling is to overrule those objections.

(9) Global considerations. It is awkward for the parties and the Court to attempt to value technology that may be cutting edge. In addition, the law is not entirely clear as to the precise scope and effect of the discharge, the binding and preclusive effect of a confirmed plan on existing or future

United States Bankruptcy Court
Central District of California
Los Angeles
Judge Neil Bason, Presiding
Courtroom 1545 Calendar

Tuesday, May 21, 2013 **Hearing Room 1545**

2:00 PM
CONT... Imaging3, Inc. Chapter 11

stockholder actions against persons other than the debtor, and related issues.

Ideally, from the standpoint of avoiding these dilemas and obtaining certainty, the FDA would issue a final ruling in the near future, the stockholders' litigation could be fully resolved in a short time, and the parties and the Court could simply wait for that outcome - but that does not appear realistic. Alternatively, the debtor's plan conceivably could include some alternative treatment of stockholders based on that outcome and perhaps other variables.

But those things would require that someone continue to provide very substantial funds to the debtor each month to continue supporting its losses. In addition, there may well be too many variables to structure a plan that includes alternative treatments of stockholders, and such a plan might well be too uncertain for existing creditors to vote in its favor, or for future investors to be prepared to invest. Moreover, whatever alternative plans conceivably might be proposed, the Court must deal with the plan that actually has been proposed, and although the evidentiary issues are challenging they are not insurmountable.

In addition, to the extent that the proposed plan seeks to settle some disputed issues without a full trial, such as alleged derivative claims, that may be a proper use of the Bankruptcy Code if adequately supported. Such support might need to address the factors outlined by the Ninth Circuit in *In re A&C Properties*, 784 F.2d 1377, 1381 (9th Cir. 1986) ((a) probability of success in litigation, (b) difficulties re collection, (c) complexity, expense, inconvenience, delay, (d) paramount interest of creditors and a proper deference to their reasonable views in the premises).

For all of these reasons, the tentative ruling is to proceed with an evidentiary hearing as to valuation, feasibility, and any other outstanding issues. In addition, the tentative ruling is to set a parallel proceeding by ordering the parties to mediation.

Tentative Ruling for 5/21/13:
The Court will post a tentative ruling at a later time.

Party Information

United States Bankruptcy Court
Central District of California
Los Angeles
Judge Neil Bason, Presiding
Courtroom 1545 Calendar

Tuesday, May 21, 2013 **Hearing Room 1545**

2:00 PM

CONT... Imaging3, Inc. **Chapter 11**

Debtor(s):

Imaging3, Inc.	Represented By Brian L Davidoff Jeffrey A Krieger Claire E Shin

Movant(s):

Imaging3, Inc.	Represented By Brian L Davidoff Jeffrey A Krieger Claire E Shin

NOTICE OF ENTERED ORDER AND SERVICE LIST

Notice is given by the court that a judgment or order entitled (*specify*):
FINDINGS OF FACT AND CONCLUSIONS OF LAW RE ORDER CONFIRMING DEBTOR'S FIRST AMENDED CHAPTER 11 PLAN OF REORGANIZATION DATED MARCH 5, 2013, AS MODIFIED was entered on the date indicated as Entered on the first page of this judgment or order and will be served in the manner stated below:

1. SERVED BY THE COURT VIA NOTICE OF ELECTRONIC FILING (NEF) Pursuant to controlling General Orders and LBRs, the foregoing document was served on the following persons by the court via NEF and hyperlink to the judgment or order. As of (*date*) June 14, 2013, the following persons are currently on the Electronic Mail Notice List for this bankruptcy case or adversary proceeding to receive NEF transmission at the email addresses stated below.

☒ Service information continued on attached page

2. SERVED BY THE COURT VIA UNITED STATES MAIL: A copy of this notice and a true copy of this judgment or order was sent by United States mail, first class, postage prepaid, to the following persons and/or entities at the addresses indicated below:

☐ Service information continued on attached page

3. TO BE SERVED BY THE LODGING PARTY: Within 72 hours after receipt of a copy of this judgment or order which bears an Entered stamp, the party lodging the judgment or order will serve a complete copy bearing an Entered stamp by United States mail, overnight mail, facsimile transmission or email and file a proof of service of the entered order on the following persons and/or entities at the addresses, facsimile transmission numbers, and/or email addresses stated below:

☐ Service information continued on attached page

1. SERVED BY THE COURT VIA NOTICE OF ELECTRONIC FILING (NEF):

Brian L Davidoff for the Debtor Imaging3, Inc.	bdavidoff@greenbergglusker.com, jreinglass@greenbergglusker.com; kwoodson@greenbergglusker.com; calendar@greenbergglusker.com; sgaeta@greenbergglusker.com
Nora Demirjian for United States Of America, IRS	Nora.Demirjian@irscounsel.treas.gov
Richard Girgado, Courtesy NEF	rgirgado@counsel.lacounty.gov
Jeffrey A Krieger for the Debtor Imaging3, Inc.	jkrieger@ggfirm.com, kwoodson@greenbergglusker.com; calendar@greenbergglusker.com; pporooshani@greenbergglusker.com
Sandra W Lavigna for U.S.Securities and Exchange Commission	lavignas@sec.gov
Dare Law for the United States Trustee (LA)	dare.law@usdoj.gov
Eric D Olson, Courtesy NEF	eolson@lhlaw.com
Claire E Shin for Debtor Imaging3, Inc.	cshin@greenbergglusker.com, jreinglass@greenbergglusker.com; kwoodson@greenbergglusker.com; calendar@greenbergglusker.com; sgaeta@greenbergglusker.com
United States Trustee (LA)	ustpregion16.la.ecf@usdoj.gov
Paul M Vuksich for Creditor John M. Vuksich	paulvuksich@gmail.com
Jason Wallach for Creditor Gemini Strategies LLC, Inc.	jwallach@gladstonemichel.com